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Exhibit 4.02

DEXCOM, INC.

SECOND AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

        THIS SECOND AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT is made as of the 30th day of December 2004 by and among Dexcom, Inc., a Delaware corporation (the "Company"), the investors listed on Schedule A hereto, (each an "Investor," and collectively the "Investors"), Piper Jaffray & Co. ("Piper" and, except as the context may require, also an "Investor" and one of the "Investors" hereunder) and John F. Burd, Glenn Holdings, L. P. Bret Megargel, Lauren Otsuki, Windamere Venture Partners LLC, Markwell/Dexcom Liquidating Trust, Mark Shults, Stuart Updike, Rathburn K. Rhodes, Barbara J. Gilligan, Andy Rasdal and Mark D. LoGuidice (each a "Founder," and collectively the "Founders").

RECITALS

        WHEREAS, the Company and the Founders (or predecessors to such Founders) entered into an Amended and Restated Investors' Rights Agreement (the "Original Investors' Rights Agreement") dated as of December 4, 2000, with certain holders of its Series A Preferred Stock (the "Series A Preferred Stock") and purchasers of its Series B Preferred Stock (the "Series B Preferred Stock");

        WHEREAS, in connection with the Company's Series C Preferred Stock financing on May 17, 2002, the Company and the Founders (or predecessors to such Founders) amended and restated the Original Investors' Rights Agreement by entering into an Amended and Restated Investors' Rights Agreement (the "Prior Agreement") dated as of May 17, 2002, with certain holders of its Series A Preferred Stock, Series B Preferred Stock and purchasers of its Series C Preferred Stock (the "Series C Preferred Stock"); and

        WHEREAS, in connection with the Company's issuance and sale of shares of its Series D Preferred Stock (the "Series D Preferred Stock" and together with the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the "Series Preferred Stock") under that certain Series D Preferred Stock Purchase Agreement of even date herewith (the "Purchase Agreement"), the parties hereto desire to amend and restate the Prior Agreement to include the purchasers of the Series D Preferred Stock and to amend and restate certain other terms of the agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration the sufficiency of which is hereby acknowledged, the Investors who are parties to the Prior Agreement and represent the holders of at least 60% of the Registrable Securities thereunder hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

        1.     REGISTRATION RIGHTS. The Company covenants and agrees as follows:

          1.1   Definitions. For purposes of this Agreement:

            (a)   The term "Act" means the Securities Act of 1933, as amended.

            (b)   The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

            (c)   The term "Founders' Shares" means the shares of Common Stock held by each of the Founders in the amounts set forth in Schedule B attached hereto (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations (collectively, a "Recapitalization").

            (d)   The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof. Each Holder shall be deemed to hold that number of Registrable Securities that are (i) issued and outstanding and held by such Holder and (ii) issuable upon conversion of any then exercisable or convertible securities held by such Holder. Except as may be set forth in subsection (g) below, Piper (and any authorized transferee of the Warrant) shall be deemed to be a Holder of the Registrable Securities issuable upon conversion of the Series D Preferred Stock issuable (but not yet issued) upon exercise of the Warrant, whether or not such Warrant has been exercised (such Registrable Securities that are issuable upon conversion of shares of Series D Preferred Stock that have not yet been issued upon exercise of the Warrant hereafter, the "Warrant Registrable Securities").

            (e)   The term "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

            (f)    The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document by the SEC.

            (g)   The term "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Series Preferred Stock held by Investors (or their assigns), (ii) the Founders' Shares; provided, however, that such shares of Common Stock shall not be deemed Registrable Securities and the Founders shall not be deemed Holders for the purposes of Sections 1.2, 1.12 or 1.13; (iii) the Common Stock issued or issuable upon the conversion of any Series D Preferred Stock issued or issuable upon exercise of any warrant issued to Piper pursuant to the terms and conditions of that certain letter agreement between Piper and the Company dated June 28, 2004 (the "Warrant"); provided, however, that such shares of Common Stock shall not be deemed Registrable Securities and the holder of the Warrant shall not be deemed a Holder with respect to such Registrable Securities for the purposes of Sections 1.2, 1.12 or 1.13, (iv) any Common Stock (including Common Stock issuable or issued upon conversion or exercise of securities) acquired by an Investor pursuant to Section 2.2 hereof or any other preemptive right or right of first refusal granted by the Company to an Investor; and (v) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in (i), (ii), (iii) and (iv) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his or her rights under this Section 1 are not assigned and any Registrable Securities that have been sold in an offering registered under the Act or in an open market transaction under Rule 144 of the Act.

            (h)   The number of shares of "Registrable Securities then outstanding" shall mean the number of shares of Common Stock which are Registrable Securities that are (1) then outstanding and (2) issuable pursuant to then exercisable or convertible securities, excluding any Warrant Registrable Securities.

            (i)    The term "SEC" shall mean the Securities and Exchange Commission.

          1.2   Request for Registration.

            (a)   If the Company shall receive at any time after the earlier of (i) the December 30, 2006, and (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a sale of securities in an SEC Rule 145 transaction), a written request from the Holders of at least forty percent (40%) of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of all or any portion of the Registrable Securities then outstanding (provided that the anticipated aggregate offering price, net of underwriting fees, discounts and commissions, would exceed $7,500,000), then the Company shall:

              (i)    within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and

              (ii)   use reasonable, diligent efforts to effect, as soon as practicable after receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 1.2(b), within twenty (20) days of the effectiveness of such notice by the Company in accordance with Section 3.5.

            (b)   If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

            (c)   Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

            (d)   In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

                (i)  after the Company has effected two registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

               (ii)  if the Company has effected a registration pursuant to this Section 1.2 within the preceding twelve (12) months, and such registration has been declared or ordered effective;

             (iii)  during the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

              (iv)  if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.12 below; or

               (v)  if Holders of a majority of the Registrable Securities to be registered make a request to the Company in writing that the registration be withdrawn.

          1.3   Company Registration. If at any time after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a sale of securities in a SEC Rule 145 transaction) (but without any obligation to do so), the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable in connection with an acquisition or merger or upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after the effectiveness of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

          1.4   Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

            (a)   Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement.

            (b)   Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

            (c)   Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

            (d)   Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act.

            (e)   In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

            (f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and promptly take such actions (including making appropriate filings with the SEC) as are necessary to supplement or correct such prospectus so as to correct the untrue statement of material facts or to disclose the omitted material facts.

            (g)   Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

            (h)   Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

          1.5   Furnish Information.

            (a)   It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company on written request therefor such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

            (b)   The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 if, due to the operation of subsection (a) above, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in subsection 1.2(a).

          1.6   Expenses of Demand Registration. The Company shall bear and pay all expenses, other than underwriting discounts and commissions relating to Registrable Securities, incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.2 for each Holder, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees relating or apportionable thereto and the fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holders hereunder; if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements of one counsel for the selling Holders selected by them; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or such registration request lapses in accordance with Section 1.5(b) above (in which cases all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities then outstanding agree to forfeit their right to one demand registration pursuant to Section 1.2.

          1.7   Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holders hereunder; if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

          1.8   Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders); provided that (i) in no event shall the number of shares of Registrable Securities to be included in such underwriting (excluding any Founders' Shares) be reduced unless all other securities to be sold other than by the Company, including the Founders' Shares, are first entirely excluded from such underwriting, and (ii) the number of shares of Registrable Securities to be included in such underwriting shall not be reduced to less than thirty percent (30%) of any offering after the initial public offering of the Company's securities. For purposes of the preceding proviso concerning apportionment, for any selling stockholder which is a Holder of Registrable Securities and which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

          1.9   Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

          1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

            (a)   To the extent permitted by law, the Company will indemnify and hold harmless each Holder (and any partner, director, member or officer of such Holder), any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any expenses, losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such expenses, losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law, or any other federal or state law; and the Company will pay to each such Holder, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such expense, loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such expense, loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

            (b)   To the extent permitted by law, each selling Holder, severally, and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any expenses, losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject under the Act, the 1934 Act or other federal or state law, insofar as such expenses, losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b) in connection with investigating or defending any such expense, loss, claim, damage, liability, or action; provided, however,that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such expense, loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that, in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder.

            (c)   Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding or if the indemnifying party fails to assume the defense of the claim on a timely basis. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

            (d)   The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any indemnified party if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

            (e)   If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No Holder shall be required to contribute any amount in excess of the net proceeds received by such Holder in the offering.

            (f)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

            (g)   The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

          1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

            (a)   make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

            (b)   take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective (or as earlier required by any stock exchange on which the Company's securities are traded);

            (c)   file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

            (d)   furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

          1.12 Form S-3 Registration. In case the Company shall receive a written request from the Holders of at least ten percent (10%) of the Registrable Securities then outstanding that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holders, the Company will:

            (a)   promptly (and in any event, within twenty (20) days after such request) give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

            (b)   as soon as reasonably practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.12: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000 (net of any underwriters' fees, discounts or commissions); (3) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.12; (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (6) if Holders of a majority of the Registrable Securities to be registered make a request to the Company in writing that the registration be withdrawn.

            (c)   Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses other than underwriting discounts and commissions incurred in connection with registrations requested pursuant to Section 1.12, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company (including fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holders hereunder; if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements of one counsel for the selling Holders) shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.12 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities then outstanding agree to forfeit their right to have the Company bear the expenses of one (1) Form S-3 registration pursuant to this Section 1.12. Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

          1.13 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to one or more transferees or assignees of such securities, other than to a direct competitor of the Company having competitive business operations, as reasonably determined by the Company (an "Assignee"), (i) who is an employee, member, partner, affiliate of such Holder or affiliated partnership or limited liability company managed by such Holder, or (ii) who each, after such assignment or transfer, acquires at least ten percent (10%) (subject to appropriate adjustment for any Recapitalization) of the Registrable Securities originally purchased by the Investor, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such Assignee and the securities with respect to which such registration rights are being assigned; (b) such Assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.14 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the Assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by an Assignee, the holdings of Assignees of a partnership or limited liability company who are partners, retired partners, members or retired members of such partnership or limited liability company (including spouses and ancestors, lineal descendants and siblings of such partners, members or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all Assignees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.

          1.14 "Market Stand-Off' Agreement. Each Investor hereby agrees that, during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

            (a)   such market stand-off agreement shall be applicable only to the first such registration statement of the Company that covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering;

            (b)   such market stand-off time period shall not exceed 180 days;

            (c)   all officers and Founders of the Company enter into similar agreements;

            (d)   all holders of one percent (1.0%) or more of the Company's outstanding Common Stock (assuming the conversion of all Preferred Stock into Common Stock) enter into similar agreements or are bound by provisions similar to this Section 1.14; and

            (e)   any discretionary waivers or terminations of the lockup provisions contained herein or contained in other agreements with the persons described in clause (d) are applied or offered to all persons subject to such lockup restrictions on a pro rata basis based on the number of securities of the Company held by each such person (on an as-converted to Common Stock basis, in the case of convertible securities) subject to such lockup provisions.

        Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company's initial public offering that are consistent with this Section 1.14 or that are necessary to give further effect thereto.

        In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

        Notwithstanding the foregoing, the obligations described in this Section 1.14 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-14 or Form S-15 or similar forms which may be promulgated in the future.

          1.15 Termination of Registration Rights.

            (a)   No Holder shall be entitled to exercise any right provided for in this Section 1 after seven (7) years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public.

                (i)  In addition, no Holder shall be entitled to exercise any right provided for in this Section 1 during such time (and only during such time) following the closing of the first Company-initiated registered public offering of Common Stock of the Company if all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any 90-day period.

          1.16 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding (excluding the Founders' Shares), enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 or 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included, or (b) to make a demand registration other than under a registration statement on Form S-3 or any successor registration statement thereto.

        2.     ADDITIONAL COVENANTS.

          2.1   Delivery of Financial Statements. The Company shall deliver to each Investor who holds not less than one million (1,000,000) shares of Series Preferred Stock (subject to adjustment in the event of any stock dividend, combination, split, recapitalization and the like), on an as-converted to Common Stock basis, and to each Investor who holds Series C Preferred Stock or Series D Preferred Stock (or in either case, Common Stock issued upon conversion thereof):

              (i)  as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder's equity as of the end of such year, and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

             (ii)  as soon as practicable, but in any event within thirty (30) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement, schedule as to the sources and application of funds for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter; and

           (iii)  as soon as practicable, but in any event thirty (30) days prior to the end of each fiscal year, a budget (prepared on a monthly basis) for the next fiscal year approved by the Company's Board of Directors and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

            (iv)  within thirty (30) days of the end of each month, an unaudited income statement and schedule as to the sources and application of funds and balance sheet for and as of the end of such month, in reasonable detail.

          2.2   Right of First Offer. Subject to the terms and conditions specified in this Section 2.2, the Company hereby grants to each Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.2, Investor includes any partners, members and affiliates of an Investor (provided, in each such case, that such person can establish to the Company's reasonable satisfaction that it is an "accredited investor" pursuant to Regulation D promulgated under the Securities Act). An Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners, members and affiliates in such proportions as it deems appropriate.

            (a)   Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock ("Shares"), the Company shall first make an offering of such Shares to each Investor in accordance with the following provisions:

                (i)  The Company shall deliver a notice in accordance with Section 3.5 hereof ("Notice") to each Investor stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

               (ii)  Within thirty (30) calendar days after receipt of the Notice, the Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series Preferred Stock then held, by such Investor bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible or exercisable securities). The Company shall promptly, in writing, inform each Investor which purchases all the shares available to it ("Fully-Exercising Investor") of any other Investor's failure to do likewise. During the ten-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to elect to purchase or obtain that portion of the Shares for which Investors were entitled to subscribe but which were not subscribed for by the Investors which is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion of the Series Preferred Stock then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion of the Series Preferred Stock then held, by all Fully-Exercising Investors who wish to purchase some of the unsubscribed Shares.

             (iii)  If all Shares which Investors are entitled to obtain pursuant to Section 2.2(b) are not elected to be obtained as provided in subsection 2.2(b) hereof, the Company may, during the 90-day period following the expiration of the period provided in Section 2.2 (b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Investors in accordance herewith.

            (b)   The right of first offer in this Section 2.2 shall not be applicable (i) to the issuance or sale of the number of shares of Common Stock (or options therefor) that constitutes the then applicable Employee Reserve (as that term is defined in the Company's Certificate of Incorporation); (ii) to or after consummation of an Approved IPO (as such term is defined in the Company's Certificate of Incorporation); (iii) to the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities provided such convertible or exercisable securities were first offered to the Investors except if (1) excluded pursuant to this Section 2.2(b) or (2) outstanding as of the date hereof; (iv) any securities that constitute the then applicable Strategic Reserve (as defined in the Company's Certificate of Incorporation); or (v) to the issuance of securities pursuant to the Purchase Agreement.

        The right of first offer set forth in this Section 2.2 may not be assigned or transferred by an Investor except in connection with a transfer of the underlying shares held by the Investor.

          2.3   Inspection. The Company shall permit each Investor who holds not less than two hundred fifty thousand (250,000) shares of Series Preferred Stock of the Company (subject to adjustment in the event of any stock dividend, combination, split, recapitalization and the like), on an as-converted to Common Stock basis (or Common Stock issued upon conversion thereof), subject to execution of reasonable nondisclosure agreements (if appropriate), to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business and finances with the officers of the Company, during normal business hours following reasonable notice and as often as may be reasonably requested.

          2.4   Stock Vesting. Unless otherwise approved by the Board of Directors of the Company (including either the Canaan Director, the RWI Director, or the Warburg Director (as defined in the Second Amended and Restated Voting Agreement of even date herewith by and among the Company and the Investors (the "Voting Agreement")), all shares of Common Stock and options to purchase shares of Common Stock issued by the Company after the date of this Agreement to employees, directors and consultants shall be subject to vesting as follows: (i) twenty-five percent (25%) of such stock shall vest at the end of the first year following the vesting commencement date determined by the Board of Directors, and (ii) the remainder shall vest in equal monthly increments over the next three years.

          2.5   Key Man Insurance. The Company will use commercially diligent efforts to maintain in full force and effect for so long as the policies are available on commercially reasonable terms or until such other time as approved by the Board of Directors (including either the Canaan Director, the RWI Director or the Warburg Director term life insurance in the amount of $3,000,000 and $1,000,000 on the lives of Andy Rasdal and Jim Brauker, respectively, naming the Company as the beneficiary.

          2.6   Directors' and Officers' and Other Insurance. The Company will use best efforts to maintain in full force and effect, except as otherwise approved by the Board of Directors (including the RWI Director or Warburg Director) directors' and officers' liability insurance in the amount of $3,000,000. The Company will use commercially reasonable efforts to maintain general commercial, fire and casualty insurance policies with coverage customary for companies similarly situated to the Company.

          2.7   Proprietary Information Agreement. The Company will cause each employee, officer and consultant of the Company to be hired at any time after the date hereof to sign a Proprietary Information Agreement in substantially the form provided to special counsel to Warburg Pincus and its affiliated entities.

          2.8   Termination of Certain Covenants. The covenants set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5 and 2.6 shall terminate and be of no further force or effect immediately prior to the consummation of the first to occur of (i) an Approved IPO, (ii) a sale of all or substantially all of the assets of the Company, and (iii) an Acquisition of the Company (as defined in the Company's Certificate of Incorporation).

        3.     MISCELLANEOUS.

          3.1   Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          3.2   Governing Law. This Agreement shall be governed by and construed under the laws of the State of California without regard to the principles of conflicts of law.

          3.3   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          3.4   Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          3.5   Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party to be notified, or (ii) three (3) business days following deposit with the United States Post Office by certified mail or one (1) business day following deposit with an overnight courier, by overnight mail, postage prepaid, and (a) if addressed to a holder of Series C Preferred Stock, at such stockholder's address appearing on the signature page to the Purchase Agreement, (b) if addressed to a Founder or Investor other than a Founder or Investor in (a) above, at such Investor's or Founder's address appearing on the books of the Company, or at such address as any party may designate by ten (10) days advance written notice to the Company, or (c) if addressed to the Company, at its principal office.

          3.6   Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          3.7   Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investors holding at least a majority of the Registrable Securities then outstanding; provided, however, that the piggyback registration rights granted to the Founders under Section 1.3 of this Agreement may not be eliminated or materially and adversely changed in a manner different than the corresponding change to the piggyback registration rights of other Holders without the written consent of persons holding a majority of the Founders' Shares; and provided, further, that the grant to third parties of piggyback registration rights under Section 1.3 hereof on a pari passu basis with the piggyback registration rights of the Investors under Section 1.3 shall not be deemed to be a material and adverse change to the piggyback registration rights of the Founders under this Agreement. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

          3.8   Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          3.9   Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

          3.10 Waiver of Preemptive Rights. On behalf of themselves as well as all other "Investors" who are parties to the Prior Agreement, the Investors signing this Agreement who are also parties to the Prior Agreement hereby waive all preemptive rights, including without limitation rights of first offer and rights of notice under Section 2.3 of the Prior Agreement with respect to the issuance of shares of Series D Preferred Stock under the Purchase Agreement, as it may be amended from time to time hereafter.

          3.11 Entire Agreement. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supercedes any and all prior or contemporaneous agreements with respect to the subject matter hereof, including without limitation the Prior Agreement.

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Schedule A

INVESTORS

Name
Warburg Pincus Private Equity VIII, L.P.
Warburg Pincus Netherlands Private Equity VIII I C.V.
Warburg Pincus Netherlands Private Equity VIII II C.V.
Warburg Pincus Germany Private Equity VIII K.G.
Vertical Fund I, L.P.
Vertical Fund II, L.P.
Glen Nelson
Jay Skyler
RWI Group III, L. P.
RWI Group IV, L. P.
Pronghorn Ventures IV, LLC
Brenden Joseph Cassin and Isabel B. Cassin, Trustees of the Cassin Family Trust U/D/T, dated 1/31/96
Cassin Family Partners, a California Limited Partnership
Cassin Educational Initiative Foundation
Robert S. Cassin Charitable Trust UTA, dated 2/20/97
David Ferris Ellison Trust
Margaret Elizabeth Ellison Trust
Donald L. Lucas, TTEE, Donald L. Lucas & Lygia S. Lucas Trust, dated 12/3/84
Donald L. Lucas, SUCC TTEE, Donald L. Lucas Profit Sharing Trust, dated 1/1/84
Monmouth College
Richard M. Lucas Foundation
Sand Hill Financial Company
Tako Ventures
Teton Capital Company
Transylvania University
Black Diamond Ventures X, LLC
St. Paul Venture Capital VI, LLC
St. Paul Venture Capital Affiliates Fund I, LLC
St. Paul Venture Capital V, LLC
Fog City Fund, LLC
Windamere LLC
Windamere II, LLC

Windamere III, LLC
Canaan Equity II L. P.
Canaan Equity II, L. P. (QP)
Canaan Equity II Entrepreneurs LLC
GC&H Investments
The Kaufmann Fund
Pirateship & Co., as Nominee for Invesco Global Health Sciences Fund
Kim Blickenstaff
Nancy S. Olson Trust dated March 19, 1998
Dr. Andrew D. Firlik
Lawrence Auriana
Vivian Wohl
John Gorman
Hans Utsch
Seth Rudnick
Campfire Family LLC
Arthur J. Samberg
Kevin O'Brien
Sheila Clancy
Mark LoGuidice in his own right and as proxy for the following stockholder:
David L. Pierson
Mary Anne Burr
Philip J. LoGuidice, Jr.
Rae Ko Fairfield
Terrence A. Fairfield
Daniel Fairfield
Maurice Mell Smith, M. D.
Robert A. Compton
George A. Trutza
Mark Steven Kuzio
Larry C. Heaton II
Kevin T. Foley, M. D.
Steven Michael Foster
Nicholas Lake
Sheila J. Clancy
John A. Pafford
Stephen H. Penfold

Schedule B
LIST OF FOUNDERS

Name
John F. Burd
The 8 of a Kind Trust
Glenn Holdings, L. P.
Bret Megargel
Lauren Otsuki
Mark LoGuidice
Windamere Venture Partners LLC
Markwell/Dexcom Liquidating Trust
Mark Shults
Stuart Updike
Rathburn K. Rhodes
Barbara J. Gilligan
Andy Rasdal

SCHEDULE C

INVESTORS FOR WHOM MARK LOGUIDICE IS THE PROXY

David L. Pierson
Mary Anne Burr
Philip J. LoGuidice, Jr.
Rae Ko Fairfield
Terrence A. Fairfield
Daniel Fairfield
Maurice Mell Smith, M. D.
Robert A. Compton
George A. Trutza
Mark Steven Kuzio
Larry C. Heaton II
Kevin T. Foley, M. D.
Steven Michael Foster
Nicholas Lake
Sheila J. Clancy
John A. Pafford
Stephen H. Penfold

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DEXCOM, INC. SECOND AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT